EXHIBIT B-9


                            DISTRIBUTION-TRANSMISSION
                            INTERCONNECTION AGREEMENT


                                 BY AND BETWEEN


                        AMERICAN TRANSMISSION COMPANY LLC

                            AS TRANSMISSION PROVIDER

                                       AND

                                     [NAME]

                          AS LOCAL DISTRIBUTION COMPANY


                        DATED AS OF [MONTH] [DATE], 2000

                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1.     DEFINITIONS
               -----------

ARTICLE 2.     OPERATIONAL REQUIREMENTS
               ------------------------

ARTICLE 3.     OPERATION AND MAINTENANCE
               -------------------------

ARTICLE 4.     SUPERVISORY CONTROL AND DATA ACQUISITION, SCADA
               -----------------------------------------------

ARTICLE 5.     REVENUE METERING
               ----------------

ARTICLE 6.     PROTECTIVE RELAYING AND CONTROL
               -------------------------------

ARTICLE 7.     PLANNING AND OBLIGATION TO SERVE
               --------------------------------

ARTICLE 8.     NEW CONSTRUCTION AND MODIFICATIONS
               ----------------------------------

ARTICLE 9.     ACCESS TO FACILITIES
               --------------------

ARTICLE 10.    NOTIFICATIONS AND REPORTING
               ---------------------------

ARTICLE 11.    SAFETY
               ------

ARTICLE 12.    ENVIRONMENTAL COMPLIANCE AND PROCEDURES
               ---------------------------------------

ARTICLE 13.    BILLINGS AND PAYMENT
               --------------------

ARTICLE 14.    APPLICABLE REGULATIONS AND INTERPRETATION
               -----------------------------------------

ARTICLE 15.    REPRESENTATIONS
               ---------------

ARTICLE 16.    FORCE MAJEURE
               -------------

ARTICLE 17.    LIMITATION OF REMEDIES, LIABILITY AND DAMAGES
               ---------------------------------------------

ARTICLE 18.    INDEMNIFICATION
               ---------------

ARTICLE 19.    INSURANCE
               ---------

ARTICLE 20.    SEVERAL OBLIGATIONS
               -------------------

ARTICLE 21.    CONFIDENTIALITY
               ---------------


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


ARTICLE 22.    BREACH, DEFAULT AND REMEDIES
               ----------------------------

ARTICLE 23.    TERM
               ----

ARTICLE 24.    AMENDMENT
               ---------

ARTICLE 25.    ASSIGNMENT/CHANGE IN CORPORATE IDENTITY
               ---------------------------------------

ARTICLE 26.    SUBCONTRACTORS
               --------------

ARTICLE 27.    DISPUTE RESOLUTION
               ------------------

ARTICLE 28.    MISCELLANEOUS PROVISIONS
               ------------------------


EXHIBIT 1.     IDENTIFICATION OF THE INTERCONNECTION POINTS AND EQUIPMENT.

EXHIBIT 2. CONTACT INFORMATION FOR LOCAL DISTRIBUTION COMPANY'S SITE REPRESENTATIVES AND TRANSMISSION PROVIDER'S SITE
               REPRESENTATIVES.

EXHIBIT 3.     [RESERVED.]

EXHIBIT 4.     SPECIAL OPERATIONS GUIDES

EXHIBIT 5.     [RESERVED.]

EXHIBIT 6.     [RESERVED.]

EXHIBIT 7.     EASEMENTS

EXHIBIT 8.     METERING SPECIFICATIONS

EXHIBIT 9.     DISPUTE RESOLUTION


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


                            INTERCONNECTION AGREEMENT
                            -------------------------

     This Interconnection Agreement ("Agreement") is entered into as of the [DATE] day of [MONTH], 20 , by and between the American Transmission Company
                         --
LLC, a Wisconsin limited liability company ("Transmission Provider"), having a place of business at [ADDRESS], and [UTILITY COMPANY NAME] ("Local Distribution Company"), a [STATE] company, doing business in [STATE] and having a place of business at [STREET ADDRESS], [CITY], [STATE] [ZIP]. Transmission Provider and Local Distribution Company are individually referred to herein as a "Party" and collectively as "Parties."

     WHEREAS, Local Distribution Company will own and/or operate existing and/or new Distribution System facilities from present and/or new locations; and

     [FOR EXISTING FACILITIES] WHEREAS the existing Distribution System facilities currently are connected to the Transmission System and Local Distribution Company will continue to connect the existing Interconnection Equipment to the Transmission System on the terms set forth herein; and

     [FOR NEW FACILITIES] [WHEREAS Local Distribution Company has applied to Transmission Provider for Interconnection Service; and

     [FOR NEW FACILITIES] WHEREAS Transmission Provider has completed the facilities and system impact studies required by Transmission Provider's OATT; and

     [FOR NEW FACILITIES] WHEREAS Local Distribution Company and Transmission Provider have executed, or filed with the Commission unexecuted versions of, all agreements necessary to comply with the Transmission Provider's OATT; and

     WHEREAS, Transmission Provider requires access to parts of Local Distribution Company's assets, and Local Distribution Company requires access to parts of Transmission Provider's assets; and

     WHEREAS, Transmission Provider is willing to continue to own and/or operate the Transmission System in accordance with Good Utility Practice; and

     WHEREAS, the Parties have agreed to execute this mutually acceptable Interconnection Agreement in order to provide interconnection of the Local Distribution Company with the Transmission Provider and to define the continuing rights, responsibilities, and obligations of the Parties with respect to the use of certain of their own and the other Party's property, assets, and facilities.

NOW, THEREFORE, in consideration of their respective commitments set forth herein, and intending to be legally bound hereby, the Parties covenant and agree as follows:

ARTICLE 1.  DEFINITIONS

     Wherever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

1.1     Agreement means this Interconnection Agreement between Local
        ---------
        Distribution Company and Transmission Provider, including all attachments hereto, as the same may be amended, supplemented, or modified in accordance with its terms.

1.2     Black Start Capability shall mean a generating unit that is capable of
        ----------------------
        starting without an outside electrical supply.

1.3     Black Start Plan shall mean a plan utilizing Black Start Capability
        ----------------
        designed and implemented by the Transmission Provider in conjunction with its interconnected generation and distribution customers, Distributed Control Area Operators, other electric systems, its Security Coordinator and MAIN, to energize portions of the Transmission System which are de-energized as a result of a widespread system disturbance.

1.4     Confidential Information shall have the meaning set forth in Section
        ------------------------
        21.1 hereof.

1.5     Control Area shall mean an electric system, bounded by interconnection
        ------------
        metering and telemetry, capable of controlling generation to maintain its interchange schedule with other control areas and contributing to frequency regulation and which has received certification by NERC or a regional reliability council of NERC.

1.6     Dispute shall have the meaning set forth under Section 26.1 hereof.
        -------

1.7     Distributed Control Area shall mean a Control Area whose load and
        ------------------------
        generation points are integrated by the Transmission System.

1.8     Distributed Control Area Operator shall mean the entity that has the
        ---------------------------------
        ability and the obligation to operate the Distributed Control Area to ensure that the aggregate electrical demand and energy requirements of the load is met at all times, taking into account scheduled and reasonably expected unscheduled outages of system elements.

1.9     Distribution System shall mean the equipment and facilities and the
        -------------------
        Interconnection Equipment owned by the Local Distribution Company and used to deliver power and energy to end users including transformers, switches, and feeders with an operating voltage of less than 50 kilovolts or such other facilities as may be designated by the PSCW or other applicable regulatory agency. Such facilities are identified in
        Exhibit 1.


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


1.10    Distribution Transformer shall mean an electrical transformer which has
        ------------------------
        its secondary low side windings rated at Nominal Voltage of 50 kV or less or such other facilities as may be designated by the PSCW or other applicable regulatory agency. Such facilities are identified in Exhibit 1.

1.11    Due Diligence shall mean the exercise of good faith efforts to perform a
        -------------
        required act on a timely basis and in accordance with Good Utility Practice using the necessary technical and personnel resources.

1.12    Easements shall have the meaning set forth under Section 9.2 hereof.
        ---------

1.13    Effective Date shall mean the later of the operation date of
        --------------
        Transmission Provider or January 1, 2001, subject to the receipt of required regulatory authorization, including without limitation acceptance by FERC under Section 205 of the Federal Power Act.

1.14    Eligible Customer shall have the same meaning as that term is defined
        -----------------
        under the Transmission Provider's OATT on file with the FERC.

1.15    Emergency means a condition or situation that in the reasonable good
        ---------
        faith determination of the affected Party based on Good Utility Practice contributes to an existing or imminent physical threat of danger to life or a significant threat to health, property or the environment.

1.16    FERC shall mean the Federal Energy Regulatory Commission or its
        ----
        successor federal agency.

1.17    Force Majeure shall have the meaning set forth under Article 16 hereof.
        -------------

1.18    Forced Outage shall mean in the case of the Distribution System, taking
        -------------
        the Distribution System, in whole or in part, out of service by reason of an Emergency or Network Security Condition, unanticipated failure or other cause beyond the reasonable control of Local Distribution Company, when such removal from service was not scheduled in accordance with
        Section 3.7.4, and, in the case of the Transmission System, taking the Transmission System, in whole or in part, out of service by reason of an Emergency or Network Security Condition, unanticipated failure, or other cause beyond the reasonable control of Transmission Provider when such removal from service was not scheduled in accordance with Section 3.7.4.

1.19    Good Utility Practice shall mean the practices, methods and acts engaged
        ---------------------
        in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather includes all acceptable practices, methods, or acts generally accepted in the region.

1.20    Governmental Authority shall mean any foreign, federal, state, local or
        ----------------------
        other governmental regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, arbitrating body, or other governmental authority; provided such entity possesses valid jurisdictional authority to regulate the Parties and the terms and conditions of this Agreement.

1.21    Interconnection Equipment shall mean all the equipment that is necessary
        -------------------------
        for the interconnection of the Distribution System to the Transmission System as set forth in Exhibit 1hereto as it may be revised from time to time.

1.22    Interconnection Point(s) shall mean the point(s) at which the
        ------------------------
        Distribution System is connected to the Transmission System, as set forth in Exhibit 1 hereto as it may be revised from time to time

1.23    Interconnection Service shall mean the services provided by the
        -----------------------
        Transmission Provider for the interconnection of the Distribution System with the Transmission System. Interconnection Service does not include the right to transmission service on the Transmission System, which service shall be obtained in accordance with the provisions of the Transmission Provider's OATT.

1.24    Interconnection Standards shall be those standards provided by the
        -------------------------
        Transmission Provider to the Local Distribution Company to establish and maintain interconnected operation in compliance with standards of NERC, MAIN, applicable state or federal regulations or by mutual agreement of the Parties.

1.25    Interest Rate shall mean the interest rate calculated in accordance with
        -------------
        the methodology specified for interest on refunds in the FERC regulations at 18 C.F.R. ss. 35.19a(a)(2)(iii).

1.26    Knowledge shall mean actual knowledge of the corporate officers or
        ---------
        managers of the specified Person charged with responsibility for the particular function as of the Effective Date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate.

1.27    Local Distribution Company Provided Services shall mean those services
        --------------------------------------------
        provided by the Local Distribution Company for the Transmission Provider by mutual agreement or contract.


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


1.28    Local Distribution Company's Site Representative shall be that person or
        ------------------------------------------------
        persons identified as the point of contact for day-to-day operations of the Distribution System, as identified in Exhibit 2.

1.29    MAIN shall mean the Mid-America Interconnected Network, Inc. or its
        ----
        successor, or the applicable regional reliability council.

1.30    MISO shall mean the Midwest Independent Transmission System Operator,
        ----
        Inc., or any successor organization.

1.31    NERC shall mean the North American Electric Reliability Council or its
        ----
        successor.

1.32.   Network Security shall mean the ability of the Transmission System to
        ----------------
        withstand sudden disturbances such as unforeseen conditions, electric short circuits or unanticipated loss of system elements consistent with reliability principles used to design, plan, operate, and assess the actual or projected reliability of an electric system that are established by any Governmental Authority, NERC or MAIN and which are implemented by Transmission Provider or required of Transmission Provider in compliance with Security Coordinator directives.

1.33    Network Security Condition shall mean a condition or situation in which,
        --------------------------
        in the reasonable good faith determination of Transmission Provider, Network Security is not satisfied or is threatened.

1.34    Nominal Voltage shall mean an accepted standard voltage level offered by
        ---------------
        the Transmission Provider, at various points on the Transmission System, including but not limited to 69 kV, 115 kV, 138 kV, 161 kV, 230 kV, and 345 kV.

1.35    Normal System Condition shall mean any operating conditions of the
        -----------------------
        Transmission System other than an Emergency or Network Security
        Condition.

1.36    Open Access Transmission Tariff or OATT shall mean the open access
        -------------------------------    ----
        transmission tariff of the Transmission Provider on file with the FERC.

1.37    Party or Parties shall have the meaning set forth in the introductory
        -----    -------
        paragraph of this Agreement.

1.38    Person shall mean any individual, partnership, limited liability
        ------
        company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

1.39    Planned Outage shall mean action by (i) Local Distribution Company to
        --------------
        take its equipment, facilities or systems out of service, partially or completely, to perform work on specific components that is scheduled in advance and has a predetermined start date and duration pursuant to the procedures set forth in Section 3.7.4, or (ii) Transmission Provider to take its equipment, facilities and systems out of service, partially or completely, to perform work on specific components that is scheduled in advance and has a predetermined start date and duration pursuant to the procedures set forth in Section 3.7.4. Planned Outage shall not include the construction of new facilities or system elements, the modification of existing facilities or system elements addressed in Article 8, which includes, but is not limited to, activities associated with the construction of third party facilities or with the modifications required to accommodate third party facilities.

1.40    Protective Relay is a device which detects abnormal power system
        ----------------
        conditions and, in response, initiates automatic control action.

1.41    Protective Relay System is a group of Protective Relays and associated
        -----------------------
        sensing devices and communications equipment that detects system abnormalities and performs automatic control action to mitigate or reduce adverse effects of such abnormalities.

1.42    PSCW shall mean the Public Service Commission of Wisconsin, or its
        ------------------------------------------------------------------
        successor.
        ---------

1.43    Qualified Personnel shall mean individuals trained for their positions
        -------------------
        pursuant to Good Utility Practice.

1.44    Release shall mean, spill, leak, discharge, dispose of, pump, pour,
        -------
        emit, empty, inject, leach, dump, or allow to escape into or through the environment.

1.45    Revenue Quality Metering System shall mean a system which includes
        -------------------------------
        current and voltage instrument transformers, secondary wiring, test switches, meter transducer(s), meter and loss compensation as set forth in Article 5.

1.46    RTU - Remote Terminal Units shall mean a device connected by a
        ---------------------------
        communication system to one or more master computers with appropriate software placed at various locations to collect data and perform remote control. It may also perform intelligent autonomous control of electrical systems and report the results back to the master computer(s).

1.47    Security Coordinator shall mean a NERC-approved entity that provides the
        --------------------
        security assessment and emergency operations coordination for one or more Control Areas or transmission providers and which has operational authority under NERC standards over the Transmission Provider.

1.48    Supervisory Control and Data Acquisition (SCADA) shall mean a system
        ------------------------------------------------
        that provides data acquisition, supervisory control and alarm display and control from remote field locations to control centers.

1.49    Term shall have the meaning set forth in Section 23.1 hereof.
        ----

1.50    Transmission Provider shall mean the American Transmission Company LLC
        ---------------------
        and its successors and assigns.

1.51    Transmission Provider's Site Representative shall be that person or
        -------------------------------------------
        persons identified as the point of contact of day-to-day operations of the Transmission System, as identified in Exhibit 2.

1.52    Transmission System shall mean all facilities of Transmission Provider
        -------------------
        that are classified as part of the transmission function in the Transmission Provider's OATT or its successor and the Interconnection Equipment owned by the Transmission Provider.

1.53    Transmission System Operations Center(s) shall mean the electric
        ----------------------------------------
        Transmission System control center(s) that is/are responsible for monitoring and controlling the Transmission System in real time.

ARTICLE 2.  OPERATIONAL REQUIREMENTS

2.1 Subject to the terms and conditions of this Agreement, Transmission Provider shall provide Local Distribution Company Interconnection Service for each Interconnection Point identified in Exhibit 1, from the Effective Date for the Term of this Agreement.

2.2 The Interconnection Points between the Transmission System and Distribution System, including the locations thereof and all associated equipment are described and shown on Exhibit 1 hereto. The Parties shall amend Exhibit 1 to reflect additions to or modifications of any Interconnection Points or any such equipment.

2.3 Exhibit 2 shall denote Local Distribution Company's Site Representatives and Transmission Provider's Site Representatives, as may be modified from time to time by the respective Parties.

2.4     Interconnection Standards.
        -------------------------

        2.4.1 The Interconnection Point(s) shall be established and maintained in accordance with Good Utility Practice and the applicable NERC, Federal, State, OATT, MAIN and MISO standards and policies for Transmission Provider service to Local Distribution Company.

        2.4.2   Reactive Power. Transmission Provider and Local Distribution
                --------------
                Company recognize and agree that they have a mutual responsibility for maintaining voltage at the Interconnection

                Point. Transmission Provider is responsible for maintaining Transmission System voltage and reasonably compensating for reactive power losses resulting from transmission service. Local Distribution Company is responsible for controlling Distribution System voltage and reasonably compensating for Distribution System reactive power losses and reactive power consumed by retail customers. The Parties agree to cooperate in the installation and management of reactive power resources connected to their respective systems.

2.5     (a) The Local Distribution Company shall comply with Transmission
            Provider's reasonable operating requirements or switching procedures. Such operating requirements or switching procedures may be set forth in Exhibit 4.

        (b) The Transmission Provider shall comply with Local Distribution Company's reasonable operating requirements or switching procedures. Such operating requirements or switching procedures may be set forth in Exhibit 4.

2.6 Local Distribution Company shall be required to comply in all respects with the requests, orders, directives and requirements of Transmission Provider, including those issued in its role of implementing the directives of the Security Coordinator. Any such requests, orders, directives or requirements of Transmission Provider must be (a) issued pursuant to Good Utility Practice, (b) not unduly discriminatory, (c) otherwise in accordance with applicable tariffs or applicable federal, state or local laws, and (d) reasonably necessary to maintain the integrity of the Transmission System.

2.7 The Transmission Provider shall verbally notify the Local Distribution Company if the Transmission Provider is unable to comply with Section
        2.4 at any time during the Term of the Agreement. If the failure to comply is due to the Local Distribution Company, the Transmission Provider will verbally notify the Local Distribution Company to correct such condition as soon as possible.

2.8     Load Shedding
        -------------

        2.8.1 Local Distribution Company shall comply, as part of a Control Area program, with installation of automatic underfrequency load shedding equipment and maintain compliance with the standards set forth in NERC and MAIN operating standards and policies.

        2.8.2 The Local Distribution Company shall install and/or maintain under-voltage load shedding equipment where the need has been determined by mutual agreement to be the least-cost resolution to a network reliability problem involving the potential for voltage collapse or cascade tripping of transmission facilities, or other wide area transmission service interruptions. The equipment selection and location shall be determined by mutual agreement of the Parties, as required by MAIN.

        2.8.3 The Transmission Provider may direct the Local Distribution Company to shed load to maintain the reliability and integrity of the Transmission System, in accordance with the OATT.

2.9     Not a Reservation for Transmission Service.
        ------------------------------------------

        2.9.1 Local Distribution Company, or an Eligible Customer under the OATT, shall be responsible for making arrangements under the OATT for transmission and any ancillary services associated with the delivery of capacity and/or energy purchased or produced by the Local Distribution Company, which services shall not be provided under this Agreement.

        2.9.2 Local Distribution Company and Transmission Provider make no guarantees to the other under this Agreement with respect to transmission service that is available under the Transmission Provider's OATT or any other tariff under which transmission service may be available in the region. Nothing in this Agreement shall constitute an express or implied representation or warranty with respect to the current or future availability of transmission service.

2.10 Local Distribution Company shall have and maintain an appropriate agreement with a Control Area with responsibility for the load served via the Interconnection Point and notify Transmission Provider of such agreement.

ARTICLE 3.  OPERATION AND MAINTENANCE

3.1 The Parties agree to coordinate the operation of their electrical systems at the Interconnection Points in compliance with Good Utility Practice to prevent or minimize detrimental impacts on either Party's system. The Parties agree to operate their respective systems in synchronism at the Interconnection Points that are operated closed.

3.2 Each Party shall operate any equipment that might reasonably be expected to have an impact on the operations of the other Party in a safe and efficient manner and in accordance with all applicable federal, state, and local laws, and Good Utility Practice, and otherwise in accordance with the terms of this Agreement. Each Party shall comply with the reasonable requests, orders, directives and requirements of the other Party, which are authorized under this Agreement.

3.3(a) Without limiting the generality of Section 3.1, Local Distribution Company shall own, operate and maintain its Distribution System in a manner consistent with Good Utility Practice to prevent degradation of voltage or services of the Transmission System. The Local Distribution

        Company shall be responsible for the costs to repair or replace the Distribution System and Local Distribution Company's Interconnection Equipment.

3.3(b) Without limiting the generality of Section 3.1, Transmission Provider shall own, operate and maintain its Transmission System in a manner consistent with Good Utility Practice to prevent degradation of voltage or services of Local Distribution Company's Distribution System. The Transmission Provider shall be responsible for the costs to repair or replace the Transmission System and Transmission Provider's Interconnection Equipment.

3.4(a) Except during an Emergency, Local Distribution Company shall not, without prior Transmission Provider authorization, operate any Transmission Provider circuit, including transformer, line or bus elements. Local Distribution Company shall retain the right to operate Transmission Provider equipment, during an Emergency for imminent personnel safety threat, to maintain the integrity of the Transmission System, to prevent damage to equipment and to maintain the integrity of the Distribution System. When practical, prior to operation of such equipment, Local Distribution Company shall provide notice to the Transmission Provider. The Local Distribution Company shall not operate any Transmission System circuit if upon notice the Transmission Provider expressly refused to grant permission to the Local Distribution Company. Within five (5) working days of such Emergency, Local Distribution Company shall provide written explanation of such Emergency to the Transmission Provider.

3.4(b) Except during an Emergency, Transmission Provider shall not, without prior Local Distribution Company authorization, operate any Local Distribution Company circuit, including transformer, line or bus elements. Transmission Provider shall retain the right to operate Local Distribution Company equipment, during an Emergency for imminent personnel safety threat, to maintain the integrity of the Transmission System, to prevent damage to equipment and to maintain the integrity of the Transmission System. When practical, prior to operation of such equipment, Transmission Provider shall provide notice to the Local Distribution Company. The Transmission Provider shall not operate any Distribution System circuit if upon notice the Local Distribution Company expressly refused to grant permission to the Transmission Provider. Within five (5) working days of such Emergency, Transmission Provider shall provide written explanation of such Emergency to the Local Distribution Company.

3.5 Local Distribution Company and Transmission Provider shall design, install, test, calibrate, set, and maintain their respective Protective Relay equipment in accordance with Good Utility Practice, applicable federal, state or local laws and this Agreement, as set forth in Article 6 hereof.

3.6(a) If Transmission Provider reasonably determines that (i) any of Local Distribution Company's Interconnection Equipment fails to perform in a manner consistent with Good Utility Practice or this Agreement, or (ii) Local Distribution Company has failed to perform proper testing or maintenance of its Interconnection Equipment in accordance with Good Utility Practice or this Agreement, Transmission Provider shall give Local Distribution Company written notice to take corrective action. Such written notice shall be provided by Transmission Provider to Local Distribution Company's Site Representative as soon as practicable upon such determination. If Local Distribution Company fails to initiate corrective action promptly, and in no event later than seven (7) days after the delivery of such notification, and if in Transmission Provider's reasonable judgment leaving Local Distribution Company's Distribution System connected with Transmission System would create an Emergency or Network Security Condition, Transmission Provider may, with as much prior verbal notification to Local Distribution Company and Distributed Control Area Operator as practicable, open only the Interconnection Point(s) needing corrective action connecting the Local Distribution Company and Transmission Provider until appropriate corrective actions have been completed by Local Distribution Company, as verified by Transmission Provider. Transmission Provider's judgment with regard to an interruption of service under this paragraph shall be made pursuant to Good Utility Practice and subject to Section 3.1 hereto. In the case of such interruption, Transmission Provider shall immediately confer with Local Distribution Company regarding the conditions causing such interruption and its recommendation concerning timely correction thereof. Both Parties shall act promptly to correct the condition leading to such interruption and to restore the connection.

3.6(b) If Local Distribution Company reasonably determines that (i) any of Transmission Provider's Interconnection Equipment fails to perform in a manner consistent with Good Utility Practice or this Agreement, or (ii) Transmission Provider has failed to perform proper testing or maintenance of its Interconnection Equipment in accordance with Good Utility Practice or this Agreement, Local Distribution Company shall give Transmission Provider written notice to take corrective action. Such written notice shall be provided by Local Distribution Company to Transmission Provider's Site Representative as soon as practicable upon such determination. If Transmission Provider fails to initiate corrective action promptly, and in no event later than seven (7) days after the delivery of such notification, and if in Local Distribution Company's reasonable judgment leaving Transmission System connected with Local Distribution Company's Distribution System would create an Emergency, Local Distribution Company may, with as much prior verbal notification to Transmission Provider and Distributed Control Area Operator as practicable, open only the Interconnection Point(s) needing corrective action connecting the Transmission Provider and Local Distribution Company until appropriate corrective actions have been completed by Transmission Provider, as verified by Local Distribution

        Company. Local Distribution Company's judgment with regard to an interruption of service under this paragraph shall be made pursuant to Good Utility Practice. In the case of such interruption, Local Distribution Company shall immediately confer with Transmission Provider regarding the conditions causing such interruption and its recommendation concerning timely correction thereof. Both Parties shall act promptly to correct the condition leading to such interruption and to restore the connection.

3.7     Outages.
        -------

        3.7.1   Outage Authority and Coordination. In accordance with Good
                ---------------------------------
                Utility Practice, each Party may, in close cooperation with the other, remove from service its system elements that may impact the other Party's system as necessary to perform maintenance or testing or to replace installed equipment. Absent the existence of an Emergency, the Party scheduling a removal of a system element from service will use good faith efforts to schedule such removal on a date mutually acceptable to both Parties, in accordance with Good Utility Practice.

        3.7.2 The Parties shall coordinate inspections, Planned Outages, and maintenance of their respective equipment, facilities and systems so as to minimize the impact on the availability, reliability and security of both Parties' systems and operations when the outage is likely to have a materially adverse impact on the other Party's system. Subject to the confidentiality provisions of Article 21, on or before October 1 of each year during the Term hereof, the Parties shall exchange non-binding Planned Outage schedules, which shall be developed and followed in accordance with Good Utility Practice, for the following one year period for the Distribution System and the Transmission System. The Parties shall communicate the outage schedules as promptly as possible, provided that in no event shall such schedule be provided less than fifteen (15) days prior to a Planned Outage. The Parties shall keep each other updated regarding any changes to such schedules.

        3.7.3   Forced Outage.
                -------------

                3.7.3.1 Distribution System Forced Outage. In the event of a
                        ---------------------------------
                        Forced Outage of a system element of the Distribution System adversely affecting the Transmission System, the Local Distribution Company will use Good Utility Practice to promptly restore that system element to service.

                3.7.3.2 Transmission System Forced Outage. In the event of a
                        ---------------------------------
                        Forced Outage of a system element of the Transmission System adversely affecting the Local Distribution

                        Company's Distribution System, the Transmission Provider will use Good Utility Practice to promptly restore that system element to service.

        3.7.4   Planned Outage.
                --------------

                3.7.4.1 Distribution System Planned Outage. In the event of a
                        ----------------------------------
                        Planned Outage of a system element of the Distribution System adversely affecting the Transmission System, the Local Distribution Company will act in accordance with Good Utility Practice to promptly restore that system element to service in accordance with its schedule for the work that necessitated the Planned Outage.

                3.7.4.2 Transmission System Planned Outage. In the event of a
                        ----------------------------------
                        Planned Outage of a system element of the Transmission System adversely affecting the Local Distribution Company's Distribution System, the Transmission Provider will act in accordance with Good Utility Practice to promptly restore that system element to service in accordance with its schedule for the work that necessitated the Planned Outage.

3.8 The Parties shall use best efforts consistent with Good Utility Practice to coordinate operations in the event of any Forced or Planned Outage.

3.9     Black Start Plan Participation. In accordance with Good Utility
        ------------------------------
        Practice, Local Distribution Company agrees to participate in Transmission Provider's Black Start Plan for the Distribution System and the Transmission System, as well as any verification testing.

ARTICLE 4.  SUPERVISORY CONTROL AND DATA ACQUISITION, SCADA

4.1 Interconnection Points containing SCADA and communications equipment installed prior to January 1, 2001, shall be considered to satisfy the terms and conditions of this Article. For those Interconnection Points that existed prior to January 1, 2001 that did not contain SCADA and communications equipment, and for new Interconnection Points installed after January 1, 2001, where SCADA and communications equipment is necessary for the Transmission Provider to perform monitoring, state estimation and contingency analysis, the Local Distribution Company shall install, and operate such equipment. The Parties, or an entity acting on behalf of a Party, shall share equally in the ownership and all costs of the equipment and its installation, unless mutually agreed otherwise. Each Interconnection Point or other mutually agreeable location with SCADA and communications equipment shall have one dedicated communications path to the Local Distribution Company's Distributed Control Area Operator's control center for the RTU data. The cost of the dedicated communications path and general use station phone shall be shared on an equal basis. Additional data paths and communications equipment requested, either emanating from the substation or the Distributed Control Area Operator's control center, will be at the expense of the requestor. This data and status information may be real time or with a time delay acceptable to the Transmission Provider. The method of providing this data and control will be via an industry standard protocol such as ICCP or other method agreed to by the Parties. Such data may include, but not be limited to megawatts, megavars, voltage, amperes, device status and communication system status.

4.2 The Transmission Provider reserves the right at its expense, to require, for new, or modified Local Distribution Company Interconnection Points, to install a Transmission Provider's RTU or to request the installation of a dual port RTU to provide data and control directly to the transmission Provider within the Local Distribution Company's substation. The Local Distribution Company will assist in furnishing desired inputs and outputs for the Transmission Provider's RTU.

4.3 The operating metering system shall consist of instantaneous values of MW, MVAR, voltage and current (amperes). Amperes may be measured directly or calculated based on measured values.

        4.3.1 Values shall be inputted to a Remote Terminal Unit (RTU) or comparable communication device for communication with the Party having Control Area responsibility.

        4.3.2 Transducers may utilize the voltage transformers and current transformer secondary circuits also utilized by the revenue metering equipment for a particular interconnection. In such case, the performance criteria listed in Exhibit 8, Revenue Metering section of this document for the voltage transformers and the current transformers would apply. Relaying class voltage transformers and or current transformers are not to be utilized unless mutually agreed between all the owners of the metering equipment and the Distributed Control Area Operator.

        4.3.3 Transducers shall have maximum 0.3% inaccuracy. Transducers shall be field calibrated at least once every ten (10) years, or as necessary and documentation shall be retained showing the calibration results until three (3) years after the last calibration.

4.4 To the extent new SCADA and associated communications equipment is to be installed, the Local Distribution Company shall install or facilitate installation of SCADA and associated communications equipment as soon as practicable, provided that installation shall be accomplished within a time period of no more than 180 days following notice by Transmission Provider or prior to installation of any new Interconnection Points.

ARTICLE 5  REVENUE METERING

5.1 Local Distribution Company shall own, operate, test and maintain or contract for the metering equipment at the Interconnection Points with Transmission Provider, as required by this Article 5. Transmission Provider and Local Distribution Company agree that, as to all Interconnection Points in existence as of the Effective Date, no new or different metering equipment or arrangements shall be required. For existing Interconnection Points where low-side metering exists without loss compensation, Parties will agree to loss compensation factors. To the extent existing metering equipment is replaced and when new metering equipment is installed at Interconnection Points in existence as of the Effective Date, such replacements or installations shall meet the standards set in Section 5.2. Local Distribution Company shall install metering equipment that meets the standards set forth in Section 5.2 at all new Interconnection Points.

5.2 Revenue Quality Metering System shall consist of all instrument transformers (current and voltage), secondary wiring, test switches, meter(s) required to determine the metering values for record for any given metering point.

        5.2.1 Metering shall be form 9, 3 element for 4 wire systems and form 5, 2 element for 3 wire systems.

        5.2.2 Meters shall measure, at a minimum, megawatt hours and megavar hours and have bi-directional capability, where applicable. All measured values shall have individual outputs where applicable and a minimum 35-day interval data recording capability for each measured value.

        5.2.3 Revenue-quality loss-compensated metering shall be acceptable if the metering facilities and the Interconnection Point are not at the same physical location. The metering shall account for line, load losses up to the Interconnection Point and no-load losses of the power transformer.

        5.2.4 The Party that owns the metering equipment shall maintain records that demonstrate compliance with all meter tests and maintenance conducted in accordance with Good Utility Practice for the life of the Interconnection Point. The non-owning Party shall have reasonable access to the records.

        5.2.5 For installations where the metering is performed using loss compensation, the factory certified test results of the power transformer if available including load, no-load losses and calculated meter loss calculations shall be recorded in a written record. The non-owning Party shall have reasonable access to the records.

        5.2.6 Records showing instrument transformers' factory certified or utility test shop test results showing compliance with applicable metering test standards shall be maintained by the meter owner. The non-owning Party shall have reasonable access to the records.

        5.2.7 Records showing meters' factory certified, utility test shop test results showing compliance with applicable metering test standards shall be maintained by the meter owner. The non-owning Party shall have reasonable access to the records.

        5.2.8 Metering equipment shall be tested by the Party owning said equipment at suitable intervals as specified by the Parties from time to time, such intervals not to exceed 4 years. The accuracy shall be maintained in accordance with applicable regulatory standards. At the request of either Party, special tests shall be made. If any special meter test discloses the metering device to be registering within acceptable limits of accuracy as specified herein, then the Party requesting such special meter test shall bear the expense thereof. Otherwise, the expense of such test shall be borne by the owner. Representatives of either Party shall be afforded opportunity to be present at all routine or special tests and upon occasions when any readings for purposes of settlements hereunder are taken from meters not producing an automatic record.

        5.2.9 If, as a result of any test, any meter shall be found to be registering more than one (1) per cent above or below one hundred (100) percent of accuracy, the account between the Parties hereto shall be corrected, for a period equal to one-half of the elapsed time since the last prior test, according to the percentage of inaccuracy so found, except that if the meter shall have become defective or inaccurate at a reasonably ascertainable time since the last prior test of such meter, the correction shall extend back to such time. No meter shall be left in service if found to be more than one (1) per cent above or below one hundred (100) percent of accuracy. Should metering equipment at any time fail to register, the energy delivered shall be determined from the best available data. All meters shall be kept under seal, such seals to be broken only when the meters are to be tested or adjusted.

        5.2.10 Test switches shall be installed to allow independent testing and/or replacement of each meter and transducer utilizing the secondary circuit; so as not to interrupt the operation of other devices utilizing the secondary circuit.

        5.2.11 In substations where an RTU or other remote data collecting and telecommunication device is present, meters shall have form C, 3-wire outputs with programmable values determined by the

                Distributed Control Area Operator for bi-directional MWHs and MVARs.

        5.2.12 In interconnecting substations where the electrical energy is resold to another local distribution customer other than the one interconnecting with the Transmission Provider, revenue meters shall also be equipped with modem, to be connected to a cellular or land phone circuit.

        5.2.13 In the event of an interconnection meter needing replacement or repair a representative from the non-owning party shall be given a reasonable opportunity to be present during such repair or replacement.

ARTICLE 6.  PROTECTIVE RELAYING AND CONTROL

6.1 Transmission Provider shall have the right, using Good Utility Practice, to review and approve all new Protective Relaying logic equipment, including equipment settings, protective relay schemes, drawings, and functionality associated with each Interconnection Point. Local Distribution Company shall have the right, using Good Utility Practice, to review all new Protective Relaying logic equipment, including equipment settings, protective relay schemes, drawings, and functionality associated with each Interconnection Point. Protective Relaying logic equipment and schemes installed before January 1, 2001 shall be considered to satisfy the terms and conditions of this Article
        6. When existing equipment or schemes installed prior to January 1, 2001, are replaced or when new equipment or schemes are installed per this Article 6 or in association with new Interconnection Points, then the terms and conditions of Article 6 shall apply. The Local Distribution Company shall perform this work at its expense.

6.2 To the extent that there is generation on the Distribution System which, in the reasonable judgment of either Party, may contribute material amounts of current to a fault on the Transmission System, the Local Distribution Company shall have and enforce standards to ensure the provision, installation and maintenance of relays, circuit breakers, and all other devices necessary to promptly remove any fault contribution of such generation to any short circuit occurring on the Transmission System and not otherwise isolated by the Transmission Provider equipment. Such protective equipment shall include, without limitation, a disconnecting device or switch with load interrupting capability to be located between the generation and the Transmission System at an accessible, secure, and satisfactory site selected upon mutual agreement of the Parties. Transmission Provider shall not be responsible for protection of such generation.

6.3 Any Protective Relay System which causes any Transmission Provider protective device or Local Distribution Company protective or switching device connected to a Transmission Provider bus to operate shall be maintained and tested in accordance with the provisions of this Article 6.

6.4 Transmission Provider shall, in accordance with Good Utility Practice, own, operate, maintain and test those Protective Relays, current transformers, and potential transformers listed in Exhibit 1 that provide protection for the Transmission System. Local Distribution Company shall, in accordance with Good Utility Practice, own, operate, maintain, and test any remaining Protective Relays governed by this
        Article 6. The Parties shall maintain, and, as necessary, upgrade their respective Protective Relay Systems in accordance with Good Utility Practice, and shall provide the other Party with access to copies of operation and maintenance manuals and test records for all relay equipment.

6.5 The Parties shall test their respective relays associated with the Interconnection Points for correct calibration and operation in accordance with Good Utility Practice. Complete functional testing of the relay protection schemes shall be performed at the same time. Parties shall coordinate design, installation, operation, and testing of Protective Relay schemes to insure that such relays operate in a coordinated manner so as to not cause adverse operating conditions on the other Party's system.

6.6 Local Distribution Company shall be responsible for Protective Relay maintenance, calibration and functional testing of relay systems that protect Local Distribution Company's equipment associated with the Interconnection Points and that protect Transmission Provider from Local Distribution Company's Interconnection Equipment to the extent such calibration and testing are consistent with Good Utility Practice. All such maintenance and testing must be performed by Qualified Personnel selected by the Local Distribution Company. In addition, Local Distribution Company shall allow Transmission Provider to conduct regularly scheduled, visual inspection of all Protective Relaying and associated maintenance records. Related maintenance and operational records shall be maintained by the Local Distribution Company in accordance with Good Utility Practice. Upon completion of all Protective Relay calibration testing and relay functional testing, Local Distribution Company shall make available copies of all test reports and related records for review by Transmission Provider. Local Distribution Company shall review all test reports and document that Protective Relay System's tests and settings, as shown on such test reports, have been done in accordance with the equipment's specifications and Good Utility Practice.

6.6(a) As Transmission Provider's system protection requirements change and as system protection technology advances, Transmission Provider will upgrade its Protective Relaying System in accordance with Good Utility Practice. If these upgrades affect the serviceability and acceptability of the Protective Relaying Systems on the Interconnection Equipment which may be installed, owned, and operated by Local Distribution Company, the Local Distribution Company must upgrade its Protective Relaying Systems as necessary to bring them into compatibility with and to the same technological standards as that installed by Transmission Provider at the expense of the Local Distribution Company. Transmission

        Provider shall give Local Distribution Company notice of such upgrade as soon as practicable prior to the anticipated date of such upgrade.

6.6(b) As Local Distribution Company's system protection requirements change and as technology advances, Local Distribution Company will upgrade its Protective Relaying System in accordance with Good Utility Practice. If these upgrades affect the serviceability and acceptability of the Protective Relaying Systems on the Interconnection Equipment which may be installed, owned, and operated by Transmission Provider, Transmission Provider must upgrade its Protective Relaying Systems as necessary to bring them into compatibility with and to the same technological standards as that installed by Local Distribution Company at the expense of the Transmission Provider. Local Distribution Company shall give Transmission Provider notice of such upgrade as soon as practicable prior to the anticipated date of such upgrade.

6.6(c) Exhibit 1 shall be updated by the Parties to reflect any changes in Protective Relaying Systems as they are made.

6.7 Local Distribution Company shall provide the necessary space to install or expand relay panels for substation system protection if requested by Transmission Provider. Any incremental costs required to accommodate such request shall be the responsibility of the Transmission Provider.

6.8 Transmission Provider shall provide the necessary space to install or expand relay panels for substation system protection if requested by Local Distribution Company. Any incremental costs required to accommodate such request shall be the responsibility of the Local Distribution Company.

ARTICLE 7.  PLANNING AND OBLIGATION TO SERVE

7.1     Adequacy Obligation. Subject to applicable regulatory approvals,
        -------------------
        including adherence to least-cost planning requirements and principles, and subject to the oversight and direction of the MISO (or any successor regional transmission organization) where applicable, the Transmission Provider shall have a public utility duty to operate, maintain, plan and construct its Transmission System so that the system is adequate:

        (a) (i) to support effective competition in energy markets without favoring any market participant;
            (ii) to deliver on a reliable basis the reasonable, projected needs of all loads on the electric distribution systems connected to and dependent upon the Transmission Provider's facilities for delivery of reliable, low-cost and competitively-priced electricity to such distribution systems; and
            (iii)to provide needed support to the distribution systems interconnected to the Transmission System, where a transmission addition is the least-cost electric solution to an improvement need, including but not limited to, the reliability needs of the distribution systems that are owned by initial investors in the Transmission Provider or their members; and

        (b) to receive energy from both existing and new generating facilities connected to and dependent upon Transmission Provider's transmission of such energy.

        In meeting these obligations, the Transmission Provider shall treat the needs of each electric distribution system interconnected to the Transmission system, the electric loads on each system and interconnected generation facilities, in a nondiscriminatory manner. The costs of additions to the Transmission System to meet this adequacy obligation shall not be directly assigned or charged to a distribution system, to end users or to generation facilities separately, except in circumstances where approved or required by the appropriate regulatory agency.

7.2 With regard to planning and construction of projects which affect Local Distribution Company, the Parties shall develop methods and procedures covering at least the following areas:

        (i) coordination between short-term and long-term distribution and transmission planning;
        (ii) permitting (including local and state approvals) and siting;
        (iii) engineering and scheduling of new projects;
        (iv) construction and inspection standards;
        (v) information-sharing and priority-setting; and
        (vi) health and safety issues.

7.3 With respect to Local Distribution Company's load-serving area, the Parties shall establish a planning committee, which shall:
        (i)  implement the methods and procedures developed pursuant to Section
             7.2 ;
        (ii) review planning studies and reports regarding projects needed or proposed for the area in the next ten years;
        (iii)follow least-cost planning principles in recommending specific projects;
        (iv) at least once every two years, prepare a planning report which shall include in priority order a list of projects proposed by either Party, the estimated costs of such projects, and the timetable for such projects, including the in-service date; and
        (v) meet and confer regarding compliance with Strategic Energy Assessment requirements for the area, as that term is defined in Wisconsin Statutes Chapter 196.

7.4 If the Parties agree upon the need for any such project, they shall cooperate and coordinate in seeking all necessary regulatory approval for such project. Transmission Provider shall coordinate and cooperate with Local Distribution Company with respect to all communications and commitments to municipal, county, and state agencies involved in such project.

7.5 If Local Distribution Company proposes construction of a transmission project and Transmission Provider does not agree that such project is needed, Local Distribution Company shall have the right to petition the PSCW or other applicable regulatory agency for a declaratory ruling on whether the proposed project is needed pursuant to Transmission Provider's public-utility duty to plan and construct a reliable, adequate system. The Parties agree that the PSCW ruling will be binding upon them.

7.6     Load Growth and Reliability Needs. Transmission Provider is obligated to
        ---------------------------------
        plan and install any Transmission System components that may be necessary, as determined by a least-cost process in accordance with
        Section 7.1 and consistent with the established and consistently applied reliability criteria of the Parties, to accommodate Local Distribution Company's planned load growth and planned reliability improvements. Transmission Provider will construct new interconnections to Local Distribution Company facilities in accordance with Transmission Provider's planning criteria, other agreements in effect between the Parties, and Good Utility Practice. Transmission Provider shall bear the responsibility for such planning and installing in accordance with this
        Article 7. Transmission Provider's obligations under this Section shall include the planning and installation of any new Interconnection Points that may be necessary to accommodate Local Distribution Company's planned load growth and planned reliability improvements. Recovery of the cost of such additions shall be in accordance with Section 7.1.

7.7 Transmission Provider shall annually submit to Local Distribution Company, no later than April 1 of each year:

        (i) Transmission Provider's plans covering the next ten (10) years for installing any Transmission System components that may be necessary to accommodate Local Distribution Company's planned load growth and reliability improvements as described in Section 7.6. Transmission Provider's plans shall include, but not limited to, cost estimates and installation schedules for Transmission System components, and shall provide specific detail sufficient to allow Local Distribution Company to compare Transmission Provider's plans with Local Distribution Company's in service requirements to meet its planned load growth and reliability needs.

        (ii) A description of any changes to Local Distribution Company's Distribution System that will be required to accommodate Transmission Provider's plans set forth in this Section 7.6.

        (iii)For each Local Distribution Company, projected voltage levels under Normal System Conditions and first contingency conditions at anticipated annual peak load for each Interconnection Point with planned additions for a 10-year period.

7.8.    Local Distribution Company shall annually submit to Transmission
        Provider,

        (a) no later than November 1 of each year, the most recent actual summer and winter demands in megawatts (MW) and megavars (Mvar) for all Interconnection Points connected to the Transmission System at the time of the Transmission Provider's most recent seasonal system peaks; and

        (b) no later than February 1 of each year:

            (i) monthly peak demand forecasts for each Local Distribution Company Interconnection Points to the Transmission System for the next ten (10) years together with corresponding projected power factors; and

            (ii) planned facility (new Interconnection Points) connections to the Transmission System for the next ten (10) years.

7.9 The least-cost planning process shall apply to the needs of all network customers with facilities in the relevant geographic area and the needs of long-term firm point-to-point customers under the OATT.

ARTICLE 8.  NEW CONSTRUCTION AND MODIFICATION

8.1 Subject to this Article 8, Transmission Provider may construct additional Transmission System elements or modify the existing Transmission System and Local Distribution Company may construct additional Distribution System elements or modify the existing Distribution System. All such modifications and construction provided for herein, shall be conducted in accordance with Good Utility Practice and all applicable NERC and MAIN standards. The Party that modifies the system elements or constructs new system elements is obligated to maintain the transmission, distribution and communications capabilities of the other Party using Good Utility Practice to avoid or minimize any adverse impact on the other Party. The Parties shall look to the operating history of the Local Distribution Company in the relevant geographic area prior to January 1, 2001, where available, in determining what constitutes Good Utility Practice.

8.2 Notwithstanding the foregoing, no modifications to, or new construction of, facilities, or access thereto, including but not limited to rights-of-way, fences, and gates, shall be made by either Party which might reasonably be expected to have a material effect upon the other Party with respect to operations or performance under this Agreement, without (a) prior written notification as set forth in this Article 8, and (b) providing the other Party with sufficient information regarding the work prior to commencement to enable such Party to evaluate the impact of the proposed work on its operations. The information provided must be of sufficient detail to satisfy reasonable Transmission Provider or Local Distribution Company review and operational requirements. Each

        Party shall use reasonable efforts to minimize any adverse impact on the other Party

8.3 If any Party intends to install any new facilities, equipment, systems, or circuits or any modifications to existing or future facilities, equipment, systems or circuits that could reasonably be expected to have a material effect upon the operation of the other Party, the Party desiring to perform said work shall, in addition to the requirements of
        Section 8.2, provide the other Party with drawings, plans, specifications and other necessary documentation for review at least 60 days prior to the start of the construction of any such installation. This notice period shall not apply to modifications or new installations made to resolve or prevent pending Emergency or Network Security Conditions.

8.4 The Party reviewing any drawings, plans, specifications, or other necessary documentation for review shall promptly review the same and provide any comments to the performing Party no later than 30 days prior to the start of the construction of any installation. The performing Party shall incorporate all requested modifications to the extent required to maintain Good Utility Practice and compliance with this Agreement.

8.5 Within 180 days following placing in-service of any modification or construction subject to this Article 8, the Party initiating the work shall provide "as built" drawings, plans and related technical data to the other Party. Approval or review of any document referenced herein shall not relieve the initiating party of its responsibility for the design or construction of any proposed facility, nor shall it subject the other Party to any liability, except with respect to the confidentiality provisions of Article 21.

8.6 Each Party shall, at its own expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to the facilities of the other Party that could have a material effect upon the facilities or operations of the first Party.

ARTICLE 9.  ACCESS TO FACILITIES

9.1 The Parties hereby agree to provide each other access to facilities, properties, equipment and records as may be necessary and appropriate to enable each Party to maintain its respective facilities, equipment and property in a manner consistent with Good Utility Practice. Such access shall be provided in a manner so as not to unreasonably interfere with the ongoing business operations, rights, and obligations of either Party.

9.2 Without limiting the generality of Section 9.1, except for distribution systems interconnected with the Transmission System prior to January 1, 2001, Transmission Provider shall have access to all of its equipment, systems, and facilities located on Local Distribution Company's property through the easements listed in Exhibit 7 ("Easements"), and Local Distribution Company shall have access to all its equipment, systems and facilities located on Transmission Provider's property through such Easements. Each Party shall furnish at no cost to the other Party any necessary access, easements, licenses, and/or rights of way upon, over, under, and across lands owned or controlled by either Party and/or its affiliated interests for the construction and operation of necessary lines, substations, and other equipment to accomplish interconnection of the facilities with the Transmission System under this Agreement and shall, at all reasonable times, give the other Party, or its agents, free access to such lines, substations, and equipment. An accessible, protected and satisfactory site selected upon mutual agreement by the Parties and located on the Local Distribution Company's premises shall be provided by and at the Local Distribution Company's expense for installation of metering devices, unless Transmission Provider elects to install meters on poles or other locations controlled by it. Local Distribution Company grants to Transmission Provider at all reasonable times and with reasonable supervision, the right of free ingress and egress to Local Distribution Company's premises for the purpose of installing, testing, reading, inspecting, repairing, operating, altering, or removing any of Transmission Provider's property located on Local Distribution Company's premises or for other purposes necessary to enable Transmission Provider to receive electric energy, suspend the receipt thereof, or determine Local Distribution Company's compliance with this Agreement.

9.3 Each Party shall provide the other Party keys, access codes or other access methods necessary to enter the other Party's facilities to exercise rights under this Agreement. Access shall only be granted to Qualified Personnel.

9.4 Neither Party shall make changes to the site topography or accesses, including but not limited to grading or drainage, that could reasonably be expected to have a material adverse effect upon the other Party's facilities or common use drainage or pollution controls systems without the prior written consent of the other Party, such consent not to be unreasonably withheld.

ARTICLE 10.  NOTIFICATIONS AND REPORTING

10.1 Unless otherwise provided, any notice required to be given by either Party to the other Party in connection with this Agreement shall be given in writing: (a) personally; (b) by facsimile transmission (if sender thereafter sends such notice to recipient by any of the other methods provided in this Section 10.1; (c) by registered or certified U.S. mail, return receipt requested, postage prepaid; or (d) by reputable overnight carrier, with acknowledged receipt of delivery; or
        (e) any other method mutually agreed by the Parties in writing. Notice shall be deemed given on the date of receipt personally. Notice sent by facsimile shall be deemed given on the date the transmission is confirmed by sender's facsimile machine, so long as the facsimile is sent on a business day during normal business hours of the recipient. Otherwise, the notice shall be deemed given on the next succeeding business day. Notice provided by mail or overnight courier shall be deemed given at the date of acceptance or refusal of acceptance shown on such receipt.

10.2 Notice to the Transmission Provider shall be to the Transmission Provider's Site Representative, at the address identified in Exhibit 2. Notice to the Local Distribution Company shall be to the Local Distribution Company's Site Representative, at the address identified in
        Exhibit 2

10.3 Each Party shall provide prompt notice describing the nature and extent of the condition, the impact on operations, and all corrective action, to the other Party of any Emergency or Network Security Condition which may be reasonably anticipated to affect the other Party's equipment, facilities or operations. Either Party may take reasonable and necessary action, both on its own and the other Party's system, equipment, and facilities, to prevent, avoid or mitigate injury, danger, damage or loss to its own equipment and facilities, or to expedite restoration of service; provided however, that the Party taking such action shall give the other Party prior notice, if at all possible, before taking any action on the other Party's system, equipment, or facilities.

10.4 In the event of an Emergency or Network Security Condition contemplated by Section 10.3, each Party shall provide the other with such information, documents, and data necessary for operation of the Transmission System and Distribution System, including, without limitation, such information which is to be supplied to any Governmental Authority, NERC, MAIN, or Transmission System Operations Center or Distributed Control Area Operator.

10.5 In order to continue interconnection of the Distribution System and Transmission System, each Party shall promptly provide the other Party with all relevant information, documents, or data regarding the Distribution System and the Transmission System that would be expected to affect the Distribution System or Transmission System, and which is reasonably requested by NERC, MAIN, or any Governmental Authority.

10.6 For routine maintenance and inspection activities that do not require major equipment or system outages and have no material impact on the other Party, the Party performing the same shall provide the other Party with at least twenty-four (24) hours' prior notice, if practicable. For routine maintenance and inspection activities that will require major equipment or system outages, the Party performing the same shall provide the other Party with not less than seventy-two (72) hours' prior notice, if practicable; provided that the provisions of Section 3.8 remain applicable to the outages, and said notice is in addition to, and does not substitute for, the requirements of Section 3.7.

10.7 Transmission Provider shall notify Local Distribution Company prior to entering Local Distribution Company's facilities for routine measurements, inspections and meter reads in accordance with the requirements of Section 10.6. Local Distribution Company shall notify Transmission Provider prior to entering Transmission Provider's facilities, including switchyards, for routine maintenance, operations, measurements, inspections and meter reads, in accordance with the requirements of Section 10.6.

10.8 Each Party shall provide prompt verbal notice to the other Party of any system alarm that applies to the other Party's equipment, unless the system alarm is automatically sent to the other Party.

10.9 Each Party shall provide a report or a copy of the data from a system events recorder or digital fault recorder that applies to the other Party's equipment.

10.10 Each Party agrees to immediately notify the other Party verbally, and then in writing, of any labor dispute or anticipated labor dispute of which its management has actual knowledge that might reasonably be expected to affect the operations of the other Party with respect to this Agreement.

ARTICLE 11.  SAFETY

11.1 Each Party agrees that all work performed by either Party that may reasonably be expected to affect the other Party shall be performed in accordance with Good Utility Practice and all applicable laws, regulations, safety standards, practices and procedures and other requirements pertaining to the safety of persons or property, (including, but not limited to those of the Occupational Safety and Health Administration, the National Electrical Safety Code and those developed or accepted by Transmission Provider and Local Distribution Company for use on their respective systems) and Good Utility Practice when entering or working in the other Party's property or facilities or switching area. A Party performing work within the boundaries of the other Party's facilities must abide by the safety rules applicable to the site.

11.2 Each Party shall be solely responsible for the safety and supervision of its own employees, agents, representatives, and subcontractors.

11.3 Transmission Provider shall immediately report any injuries that occur while working on the Local Distribution Company's property or facilities or switching area to appropriate agencies and the Local Distribution Company's Site Representative. Local Distribution Company shall immediately report any injuries that occur while working on the Transmission Provider's property or facilities or switching area to appropriate agencies and the Transmission Provider's Site Representative. Each Party will provide the other with its clearing/tagging/lockout procedures. For clearances requested or initiated by the Local Distribution Company on the Local Distribution Company's equipment that utilizes the Transmission Provider's equipment as an isolation device, Local Distribution Company procedures shall govern. For clearances requested or initiated by the Transmission Provider on the Transmission Provider's equipment that utilizes the Local Distribution Company's equipment as an isolation device, Transmission Provider procedures shall govern.

ARTICLE 12.  ENVIRONMENTAL COMPLIANCE AND PROCEDURES

12.1. Each Party shall notify the other Party, verbally, immediately upon discovery of any Release of any hazardous substance by it on the property or facilities of the other Party, or which may migrate to, or adversely impact the property, facilities or operations of, the other Party and shall promptly furnish to the other Party copies of any reports filed with any governmental agencies addressing such events. Such verbal notification shall be followed by written notification within twenty-four (24) hours. The Party responsible for the Release of any hazardous substance on the property or facilities of the other Party, or which may migrate to, or adversely impact the property, facilities or operations of, the other Party shall be responsible for the reasonable cost of performing any and all remediation or abatement activity and submitting all reports or filings required by environmental laws. Advance written notification (except in emergency situations, in which verbal, followed by written notification, shall be provided as soon as practicable) shall be provided by any Party performing any remediation or abatement activity on the property or facilities of the other Party, or which may adversely impact the property, facilities, or operations of, the other Party. Except in emergency situations, such remediation or abatement activity shall be performed only with the consent of the Party owning the affected property or facilities. The Parties agree to coordinate, to the extent necessary, the preparation of site plans, reports or filings required by law or regulation, including but not limited to Spill Prevention, Control and Countermeasures (SPCC) and Stormwater Pollution Prevention Plans (SWPP) required by any regulatory agency of competent jurisdiction.

ARTICLE 13.  BILLINGS AND PAYMENT

13.1 Any invoices payable under this Agreement shall be provided to the other Party under this Agreement during the preceding month shall be prepared within a reasonable time after the first day of each month. Each invoice shall delineate the month in which services were provided, shall fully describe the services rendered and shall be itemized to reflect the services performed or provided. The invoice shall be paid within sixty
        (60) days of the invoice date. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank named by the Party being paid, provided that payments expressly required by this Agreement to be mailed shall be mailed in accordance with Section 13.2.

13.2 Any payments required to be made by Local Distribution Company under this Agreement shall be made to Transmission Provider at the following address:

            American Transmission Company LLC
            [address]
            Fax:
            Attention:

        Any payments required to be made by Transmission Provider under this Agreement shall be made to Local Distribution Company at the following address:

            [Load Distribution Company]
            [Street Address]
            [City], [State] [Zip]
            Fax:
            Attention:

13.3 The rate of interest on any amount not paid when due shall be equal to the Interest Rate in effect at the time such amount became due. Interest on delinquent amounts shall be calculated from the due date of the bill to the date of the payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party. Nothing contained in this Article is intended to limit either Party's remedies under Article 22 of this Agreement.

13.4 Payment of an invoice shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

13.5 If all or part of any bill is disputed by a Party, that Party shall promptly pay the amount that is not disputed and provide the other Party a reasonably detailed written explanation of the basis for the Dispute pursuant to Article 27. The disputed amount shall be paid into an independent escrow account pending resolution of the Dispute, at which time the prevailing Party shall be entitled to receive the disputed amount, as finally determined to be payable, along with interest accrued at the Interest Rate through the date on which payment is made, within ten (10) business days of such resolution.

13.6 Subject to the Confidentiality provisions of Article 21, within two (2) years following a calendar year, during normal business hours, Local Distribution Company and Transmission Provider shall have the right to audit each other's accounts and records pertaining to transactions under this Agreement that occurred during such calendar year at the offices where such accounts and records are maintained; provided that the audit shall be limited to those portions of such accounts and records that reasonably relate to the services provided to the other Party under this Agreement for said calendar year. The Party being audited shall be entitled to review the audit report and any supporting materials. To the extent that audited information includes Confidential Information, the auditing Party shall keep all such information confidential pursuant to
        Article 21.

13.7 Neither Party shall be responsible for the other Party's costs of collecting amounts due under this Agreement, including attorney fees and expenses and the expenses of arbitration.

ARTICLE 14.  APPLICABLE REGULATIONS AND INTERPRETATION

14.1 Each Party's performance under this Agreement is subject to the condition that all requisite governmental and regulatory approvals for such performance are obtained in form and substance satisfactory to the other Party in its reasonable judgment. Each Party shall exercise Due Diligence and shall act in good faith to secure all appropriate approvals in a timely fashion.

14.2 This Agreement is made subject to present or future state or federal laws, regulations, or orders properly issued by state or federal bodies having jurisdiction. This Agreement shall be interpreted pursuant to the laws of the State of Wisconsin, without regard to any conflicts of law principles, the Federal Power Act, and the regulatory agency or agencies having jurisdiction over the particular matter.

ARTICLE 15.  REPRESENTATIONS

15.1    Representations of the Transmission Provider. With respect to
        --------------------------------------------
        Distribution Systems not interconnected to the Transmission System on January 1, 2001, the Transmission Provider represents and warrants to Local Distribution Company as follows:

        15.1.1  Incorporation. Transmission Provider is a limited liability
                -------------
                company duly incorporated, validly existing and in good standing under the laws of Wisconsin, and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

        15.1.2  Authority. Transmission Provider has full corporate power and
                ---------
                authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Transmission Provider. The Agreement has been duly and validly executed and delivered by Transmission Provider and, assuming that it is duly and validly executed and delivered by Local Distribution Company, constitutes a legal, valid and binding agreement of Transmission Provider.

        15.1.3  Regulatory Approval. Transmission Provider has obtained, or will
                -------------------
                obtain by the Effective Date, any and all approvals of, and given any notices to, any Governmental Authority that are required for Transmission Provider to execute, deliver, and perform under this Agreement. Transmission Provider shall cooperate with Local Distribution Company to the extent reasonably required by Local Distribution Company to obtain the regulatory approvals referred to in Section 15.2.3.

        15.1.4  Compliance With Law. Transmission Provider represents and
                -------------------
                warrants that it is not in violation of any applicable law, statute, order, rule, regulation, or judgment promulgated or entered by any federal, state, or local Governmental Authority, which violation could reasonably be expected to materially adversely affect Transmission Provider's performance of its obligations under this Agreement. Transmission Provider represents and warrants that it will comply with all laws, rules, regulations, codes, and standards of all federal, state, and local Governmental Authorities applicable to Transmission Provider's compliance with this Agreement.

15.2    Representations of Local Distribution Company. With respect to
        ---------------------------------------------
        Distribution Systems not interconnected to the Transmission System on January 1, 2001, Local Distribution Company represents and warrants to the Transmission Provider as follows:

        15.2.1  Incorporation. Local Distribution Company is a corporation duly
                -------------
                incorporated, validly existing and in good standing under the laws of [State], and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as now being conducted.

        15.2.2  Authority. Local Distribution Company has full corporate power
                ---------
                and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Local Distribution Company. The Agreement has been duly and validly executed and delivered by Local Distribution Company and, assuming that it is duly and validly executed and delivered by Transmission Provider, constitutes a legal, valid and binding agreement of Local Distribution Company.

        15.2.3  Regulatory Approval. Local Distribution Company has obtained, or
                -------------------
                will obtain by the Effective Date, any and all approvals of, and given any notices to, any Governmental Authority that are required for Local Distribution Company to execute, deliver and perform under this Agreement. Local Distribution Company shall cooperate with Transmission Provider to the extent reasonably required by Transmission Provider to obtain the regulatory approvals referred to in Section 15.1.3.

        15.2.4  Compliance With Law. Local Distribution Company represents and
                -------------------
                warrants that it is not in violation of any applicable law, statute, order, rule, regulation, or judgment promulgated or entered by any federal, state, or local Governmental Authority, which violation could reasonably be expected to materially adversely affect Local Distribution Company's performance of its obligations under this Agreement. Local Distribution Company represents and warrants that it will comply with all laws, rules, regulations, codes, and standards of all federal, state, and local Governmental Authorities applicable to Local Distribution Company's compliance with this Agreement.

15.3    Bringdown. On the Effective Date, each Party shall deliver a certificate
        ---------
        dated the Effective Date executed by a duly authorized officer to the effect that, to such officer's Knowledge, each of the representations and warranties made in this Agreement are true and correct in all material respects as though made at and as of the Effective Date.

15.4    Representations of Both Parties. The representations and warranties in
        -------------------------------
        Sections 15.1.4 and 15.2.4 shall continue in full force and effect under the compliance with all applicable laws for the Term of this Agreement.

ARTICLE 16.  FORCE MAJEURE

16.1    General. Except for the obligation to make any payments under this
        -------
        Agreement, neither Party shall be considered to be in default or breach of this Agreement or liable in damages or otherwise responsible to the other Party for any delay in or failure to carry out any of its obligations under this Agreement if, and only to the extent that, the Party is unable to perform or is prevented from performing by an event of Force Majeure. Notwithstanding the foregoing sentence, neither Party may claim Force Majeure for any delay or failure to perform or carry out any provision of this Agreement to the extent that such Party has been negligent or engaged in intentional misconduct and such negligence or intentional misconduct substantially and directly caused that Party's delay or failure to perform or carry out its duties and obligations under this Agreement.

16.2    Force Majeure Defined. The term Force Majeure means those events beyond
        ---------------------
        the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure which, through the exercise of Good Utility Practice, that Party could not have avoided and which, by exercise of Due Diligence, that Party is unable to overcome. Such events include, but are not limited to, the following, to the extent they conform to the foregoing criteria: labor disputes (including a strike) flood; lightning strikes; earthquake; storm, ice, fire; epidemic; war; invasion; riot; civil disturbance; sabotage or vandalism; explosion; insurrection; military or usurped power; action of any court or Governmental Authority, or any civil or military authority de facto or de jure; act of God or the public enemy; or any other event or cause of a similar nature beyond a Party's reasonable control. Mere economic hardship does not constitute Force Majeure.

16.3    Procedures. A Party claiming Force Majeure must:
        ----------

        16.3.1 Give written notice to the other Party of the occurrence of a Force Majeure event no later than three (3) business days after learning of the occurrence of such an event;

        16.3.2 Use Due Diligence to resume performance or the provision of service hereunder as soon as practicable;

        16.3.3 Take all commercially reasonable actions to correct or cure the Force Majeure event;

        16.3.4 Exercise all reasonable efforts to mitigate or limit damages to the other Party; except that neither party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest; and

        16.3.5 Provide prompt written notice to the other Party of the cessation of the adverse effect of the Force Majeure event on its ability to perform its obligations under this Agreement.

ARTICLE 17.  LIMITATION OF LIABILITY

17. With respect to claims by and between the Parties under this Agreement, the measure of damages at law or in equity in any action or proceeding shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived and neither Party shall be liable in statute, contract, in tort (including negligence), strict liability, warranty or under any other legal theory or otherwise to the other Party, its agents, representatives, and/or assigns, for any special, incidental, punitive, exemplary or consequential loss or damage whatsoever, including, but not limited to, loss of profits or revenue on work not performed, for loss of use of or under-utilization of the other Party's facilities, loss of use of revenues, attorneys' fees, litigation costs, or loss of anticipated profits, resulting from either Party's performance or non-performance of an obligation imposed on it by this Agreement, without regard to the cause or causes related thereto, including the negligence of any Party. The Parties expressly acknowledge and agree that this limitation shall apply to any claims for indemnification under Article 18 of this Agreement. The provisions of this section shall survive the termination or expiration of this Agreement.

ARTICLE 18.  INDEMNIFICATION

18.1    Local Distribution Company's Indemnification. Subject to the provisions
        --------------------------------------------
        of Article 17, Local Distribution Company shall indemnify, hold harmless and defend Transmission Provider, and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, affiliates' employees, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any person or entity, or death of any individual, including Transmission Provider's employees and affiliates' employees, Local Distribution Company's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Local Distribution Company or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Local Distribution Company's performance or breach of this Agreement, or the exercise by Local Distribution Company of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the negligence or intentional wrongdoing of Transmission Provider, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Local Distribution Company hereby waives any defense it otherwise might have under applicable workers' compensation laws.

18.2    Transmission Provider's Indemnification. Subject to the provisions of
        ---------------------------------------
        Article 17, Transmission Provider shall indemnify, hold harmless and defend Local Distribution Company, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any entity or person, or death of any individual, including Local Distribution Company's employees and affiliates' employees, Transmission Provider's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Transmission Provider or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Transmission Provider's performance or breach of this Agreement, or the exercise by Transmission Provider of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the negligence or intentional wrongdoing of Local Distribution Company, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Transmission Provider hereby waives any defense it otherwise might have under applicable workers' compensation laws.

18.3    Indemnification Procedures. Any Party seeking indemnification under this
        --------------------------
        Agreement shall give the other Party notice of such claim as soon as practicable but in any event on or before the thirtieth (30th) day after the Party's actual knowledge of such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed. Each Party's indemnification obligation will survive expiration, cancellation or early termination of this Agreement.

ARTICLE 19.  INSURANCE

19.1 The Parties agree to maintain, at their own cost and expense, general and automobile liability, worker's compensation, and other forms of insurance relating to their operations for the life of this Agreement in the manner, and amounts, at a minimum, as set forth below,

        (a) Workers' Compensation Insurance in accordance with all applicable state, federal and maritime law, including Employer's Liability Insurance in the amount of $1,000,000 per accident;

        (b) Commercial General Liability Insurance, including Contractual Liability Coverage for liabilities assumed under this Agreement, and

            Personal Injury Coverage in the amount of $25,000,000 per occurrence for bodily injury and property damage. The Local Distribution Company's policy shall include Transmission Provider and ATC Management Inc. as additional insureds. Where the Parties agree that it is mutually advantageous, Transmission Provider shall include Local Distribution Company as an additional insured;

        (c) Automobile Liability Insurance for all owned, non-owned, and hired vehicles with bodily injury limits of no less than $5,000,000 per person, $5,000,000 per accident; and property damage limits of no less than $5,000,000 per accident. The Local Distribution Company's policy shall include Transmission Provider and ATC Management, Inc. as additional insureds. Where the Parties agree that it is mutually advantageous, Transmission Provider shall include Local Distribution Company as an additional insured;

        (d) Where a Party has more than $100 million in assets it may, at its option, self insure all or part of the insurances required in this Article; provided, however, the self-insuring Party agrees that all other provisions of this Article, including, but not limited to, waiver of subrogation, waiver of rights of recourse, and additional insured status, which provide or are intended to provide protection for the other Party and its affiliated and associated companies under this Agreement, shall remain enforceable. A Party's election to self-insure shall not impair, limit, or in any manner result in a reduction of rights and/or benefits otherwise available to the other Party and its affiliated and associated companies through formal insurance policies and endorsements as specified in the above parts of this Article. The self-insuring Party agrees that all amounts of self-insurance, retentions and/or deductibles are the responsibility of and shall be borne by the self-insuring Party.

19.2 Within fifteen (15) days of the Effective Date, and each anniversary of the Effective Date, during the term of this Agreement, (including any extensions), each Party shall provide to the other Party, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

        (a) Name of insurance company, policy number and expiration date;

        (b) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Party maintaining such policy;

        (c) A statement indicating that the other Party shall receive at least thirty (30) days prior written notice of cancellation or expiration of a policy, or reduction of liability limits with respect to a policy; and

        (d) A statement identifying and indicating that additional insureds have been named as required by this Agreement.

19.3 At a Party's request, in addition to the foregoing certifications, the other Party shall deliver to the first Party a copy of applicable sections of each insurance policy.

19.4 Each Party shall have the right to inspect the original policies of insurance applicable to this Agreement at the other Party's place of business during regular business hours.

19.5 If any insurance is written on a "claims made" basis, the respective Party shall maintain the coverage for a minimum of seven years after the termination of this Agreement.

19.6 To the extent permitted by the insurer and commercially reasonable, each Party shall obtain waivers of subrogation in favor of the other Party from any insurer providing coverage that is required to be maintained under this Article 19, except for the coverage required under Section 19.1(a). A Party shall not be required to obtain a waiver of subrogation if the other Party is not able to obtain a waiver of subrogation from its insurance carrier.

ARTICLE 20.  SEVERAL OBLIGATIONS

20.1 Except where specifically stated in this Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture or to impose a trust or partnership duty, obligation or liability or agency relationship on or with regard to either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

ARTICLE 21.  CONFIDENTIALITY

21.1    (a) "Confidential Information" shall mean any confidential, proprietary
             ------------------------
        or trade secret information of a plan, specification, pattern, procedure, design, device, list concept, policy or compilation relating to the present or planned business of a Party, which is designated in good faith as Confidential by the Party supplying the information, whether conveyed orally, electronically, in writing, through inspection or otherwise. Confidential Information shall include, without limitation, all information relating to a Party's technology, research and development, business affairs, and pricing, customer-specific load data that constitutes a trade secret, and any information supplied by either of the Parties to the other prior to the execution of this Agreement.

        (b) General. Each Party will hold in confidence any and Confidential
            -------
        Information unless (1) compelled to disclose such information by judicial or administrative process or other provisions of law or as otherwise provided for in this Agreement, or (2) to meet obligations imposed by FERC or by a state or other federal entity or by membership in NERC MISO or MAIN (including other transmission providers). Information required to be disclosed under (b)(1) or (b)(2) above, does not, by itself, cause any information provided by Local Distribution Company to Transmission Provider to lose its confidentiality. To the extent it is necessary for either Party to release or disclose such information to a third party in order to perform that Party's obligations herein, such Party shall advise said third party of the confidentiality provisions of this Agreement and use its best efforts to require said third party to agree in writing to comply with such provisions. Transmission Provider will develop and file with FERC standards of conduct relating to the sharing of market-related Confidential Information with and by Transmission Provider employees.

        (c) Term: During the term of this Agreement, and for a period of three
            ----
        (3) years after the expiration or termination of this Agreement, except as otherwise provided in this Article 21, each Party shall hold in confidence and shall not disclose to any person Confidential Information.

        (d) Standard of Care: Each Party shall use at lease the same standard of
            ----------------
        care to protect Confidential Information it receives as that it uses to protect its own Confidential Information from unauthorized disclosure, publication or dissemination.

21.2    Scope: Confidential Information shall not include information that the
        -----
        receiving Party can demonstrate: (1) is generally available to the public other than as a result of disclosure by the receiving Party (2) was in the lawful possession of the receiving Party on a non-confidential basis prior to receiving it from the disclosing Party; or (3) was supplied to the receiving Party without restriction by a third party, who, to the knowledge of the receiving Party, after due inquiry was under no obligation to the disclosing party to keep such information confidential; (4) was independently developed by the receiving party without reference to Confidential Information of the Disclosing Party; (5) is, or becomes, publicly known, through no wrongful act or omission of the receiving Party or breach of this Agreement; or (6) is required, in accordance with Section 21.1(b) of this Agreement, to be disclosed by any federal or state government or agency or is otherwise required to be disclosed by law or subpoena, or is necessary in any legal proceeding establishing rights and obligations under this Agreement. Information designated as Confidential Information will no longer be deemed confidential if the Party that designated the information as confidential notifies the other Party that it no longer is confidential.

21.3    Order of Disclosure: If a court or a government agency or entity with
        -------------------
        the right power, and apparent authority to do so requests or requires either Party, by subpoena, oral deposition, interrogatories, requests for production of documents, administrative order, or otherwise, to disclose Confidential Information, that Party shall provide the other Party with prompt notice of such request(s) or requirement(s) so that the other Party may seek an appropriate protective order or waive compliance with the terms of this Agreement. The notifying Party shall have no obligation to oppose or object to any attempt to obtain such production except to the extent requested to do so by the disclosing Party and at the disclosing Party's expense. If either Party desires to object or oppose such production, it must do so at its own expense. The disclosing Party may request a protective order to prevent any confidential information from being made public. Notwithstanding the absence of a protective order or waiver, the Party may disclose such Confidential Information which, in the opinion of its counsel, the Party is legally compelled to disclose. Each Party will use reasonable effort to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

21.4    Use of Information or Documentation. Each Party may utilize information
        -----------------------------------
        or documentation furnished by the disclosing Party and subject to
        Section 21.1 in any proceeding under Article 27 or in an administrative agency or court of competent jurisdiction addressing any dispute arising under this Agreement, subject to a confidentiality agreement with all participants (including, if applicable, any arbitrator) or a protective order.

21.5    Remedies Regarding Confidentiality. The Parties agree that monetary
        ----------------------------------
        damages by themselves will be inadequate to compensate a Party for the other Party's breach of its obligations under Article 21. Each Party accordingly agrees that the other Party is entitled to equitable relief, by way of injunction or otherwise, if it breaches or threatens to breach its obligations under Article 21.

ARTICLE 22.  BREACH, DEFAULT AND REMEDIES

22.1    General. A breach of this Agreement ("Breach") shall occur upon the
        -------
        failure by a Party to perform or observe an material term or condition of this Agreement. A default of this Agreement ("Default") shall occur upon the failure of a Party in Breach of this Agreement to cure such Breach in accordance with Section 22.4.

22.2    Events of Breach. A Breach of this Agreement shall include:
        ----------------
        (a) The failure to pay any amount when due;
        (b) The failure to comply with any material term or condition of this Agreement, including but not limited to any material Breach of a representation, warranty or covenant made in this Agreement;
        (c) A Parties abandonment of its work or the facilities contemplated in this Agreement;

        (d) If a Party: (1) becomes insolvent; (2) files a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; (3) makes a general assignment for the benefit of its creditors; or (4) consents to the appointment of a receiver, trustee or liquidator;
        (e) Assignment of this Agreement in a manner inconsistent with the terms of this Agreement;
        (f) Failure of either Party to provide such access rights, or a Party's attempt to revoke or terminate such access rights, as provided under this Agreement; or
        (g) Failure of either Party to provide information or data to the other Party as required under this Agreement, provided the Party entitled to the information or data under this Agreement requires such information or data to satisfy its obligations under this Agreement.

22.3    Continued Operation. Except as specifically provided in this Agreement,
        -------------------
        in the event of a Breach or Default by either Party, the Parties shall continue to operate and maintain, as applicable, facilities and appurtenances that are reasonably necessary for the Transmission Provider to operate and maintain the Transmission System, or for the Local Distribution Company to operate and maintain the Distribution System, in a safe and reliable manner.

22.4    Cure and Default. Upon the occurrence of an event of Breach, the
        ----------------
        non-Breaching Party, when it becomes aware of the Breach, shall give written notice of the Breach to the Breaching Party and to any other person a Party to this Agreement identifies in writing to the other Party in advance. Such notice shall set forth, in reasonable detail, the nature of the Breach, and where known and applicable, the steps necessary to cure such Breach. Upon receiving written notice of the Breach hereunder, the Breaching Party shall have thirty (30) days, to cure such Breach. If the Breach is such that it cannot be cured within thirty (30) days, the Breaching Party will commence in good faith all steps as are reasonable and appropriate to cure the Breach within such thirty (30) day time period and thereafter diligently pursue such action to completion. In the event the Breaching Party fails to cure the Breach, or to commence reasonable and appropriate steps to cure the Breach, within thirty (30) days of becoming aware of the Breach, the Breaching Party will be in Default of the Agreement. In the event of a Default, the non-Defaulting Party has the right to seek to terminate the Agreement or take whatever action at law or equity as may be permitted under this Agreement. Any termination under this Agreement shall not take effect until FERC either authorizes the termination of this Agreement or accepts written notice of its termination.

22.5    Right to Compel Performance. Notwithstanding the foregoing, upon the
        ---------------------------
        occurrence of an event of Default, the non-Defaulting Party shall be entitled to Commence an action to require the Defaulting Party to remedy such Default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof, and exercise such other rights and remedies as it may have in equity or at law.

ARTICLE 23.  TERM

23.1    Term. This Agreement shall become effective as of the Effective Date and
        ----
        shall continue in full force and effect until a mutually agreed termination date or as long as any Interconnection Point is connected to the Transmission System, unless modified by written agreement of the parties (such period, the "Term").

23.2    Termination on Default. This Agreement may be terminated upon a Party's
        ----------------------
        Default in accordance with the provisions of Article 22.

23.3    Material Adverse Change.
        -----------------------

        (a) In the event of a material change in law or regulation that adversely affects, or may reasonably be expected to adversely affect, either Party's performance under this Agreement, including but not limited to the following:

            (i) this Agreement is not accepted for filing by the FERC without material modification or condition;

            (ii) NERC, MISO or MAIN prevents, in whole or in part, either Party from performing any provision of this Agreement in accordance with its terms; or

            (iii) the FERC, the United States Congress, any state, or any federal or state regulatory agency or commission implements any change in any law, regulation, rule or practice which materially affects or is reasonably expected to materially affect either Party's ability to perform under this Agreement, the Parties will negotiate in good faith any amendment or amendments to the Agreement necessary to adapt the terms of this Agreement to such change in law or regulation, and the Transmission Provider shall file such amendment or amendments with FERC.

        (b) If the Parties are unable to reach agreement on any such amendments, then the Parties shall continue to perform under this Agreement to the maximum extent possible, taking all reasonable steps to mitigate any adverse effect on each other resulting from the Event. If the Parties are unable to reach agreement on any such amendments, Transmission Provider shall have the right to make a unilateral filing with FERC to modify this Agreement pursuant to Section 205 of the Federal Power Act and Local Distribution Customer shall have the right to make a unilateral filing with FERC to modify this Agreement pursuant to Section

        206 of the Federal Power Act. Each Party shall have the right to protest any such filing by the other Party and to participate fully in any proceeding before FERC.

23.4    Regulatory Filing. The Transmission Provider shall file this Agreement
        -----------------
        with FERC as a rate schedule within the meaning of 18 C.F.R. Part 35. Local Distribution Company agrees to reasonably cooperate with the Transmission Provider with respect to such filing and to provide any information, including the rendering of testimony reasonably requested by the Transmission Provider, needed to comply with applicable regulatory requirements.

23.5    Survival. The applicable provisions of this Agreement shall continue in
        --------
        effect after expiration, cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

ARTICLE 24. AMENDMENT

24.1    Section 205 and 206 Rights. Except as provided in Section 24.3 below,
        --------------------------
        and notwithstanding any other provision in this Agreement to the contrary the Parties may unilaterally make application to FERC under
        Section 205 or 206 of the Federal Power Act and/or pursuant to FERC's rules and regulations promulgated thereunder for a change in any rate, term, condition, charge, classification of service, rule or regulation under or related to this Agreement.

24.2    Amendments. Except as provided for in Section 24.1 above, this Agreement
        ----------
        may only be modified, amended, changed or supplemented in writing signed by both Parties.

24.3    Limitation. The Parties agree that neither Party will make a unilateral
        ----------
        filing under Section 205 or 206 with a proposed effective date prior to January 1, 2004, except that parties have the right to make such Section 205 or 206 filings if either Party is not allowed by FERC, as a result of a change in, or the establishment of, FERC policy, to recover from either Party's customers or third parties, where appropriate, the funds necessary to pay any costs either Party incurs arising from this Agreement.

ARTICLE 25.  ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

25.1    Transmission Provider Assignment Rights. Transmission Provider may not
        ---------------------------------------
        assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Local Distribution Company, which consent shall not be unreasonably withheld; provided however, that Transmission Provider may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Local Distribution Company and may assign this Agreement to any entity(ies) in connection with a merger, consolidation, or reorganization, provided that the surviving entity(ies) or assignee owns the Transmission System, agrees in writing to be bound by all the obligations and duties of Transmission Provider provided for in this Agreement and the assignee's creditworthiness is equal to or higher than that of Transmission Provider.

25.2    Local Distribution Company Assignment Rights. Local Distribution Company
        --------------------------------------------
        may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Transmission Provider, which consent shall not be unreasonably withheld; provided however, that Local Distribution Company may, without the consent of Transmission Provider, and by providing prior reasonable notice under the circumstances to Transmission Provider, assign, this Agreement to any entity(ies) in connection with a merger, consolidation, or reorganization, provided that the surviving entity(ies) or assignee owns the Local Distribution Company, agrees in writing to be bound by all the obligations and duties of Local Distribution Company provided for in this Agreement and the assignee's creditworthiness is equal to or higher than that of Local Distribution Company.

25.3    Assigning Party to Remain Responsible. Any assignments authorized as
        -------------------------------------
        provided for in this Article will not operate to relieve the Party assigning this Agreement or any of its rights, interests or obligations hereunder of the responsibility of full compliance with the requirements of this Agreement unless (a) the other Party consents, such consent not to be unreasonably withheld, and (b) the assignee agrees in writing to be bound by all of the obligations and duties of the assigning Party provided for in this Agreement.

25.4 This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

ARTICLE 26.  SUBCONTRACTORS

26.1 Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate; provided, however, the parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement.

26.2 Except as provided herein, the creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omissions of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any subcontractor.

26.3 No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

26.4 The obligations under this Article 26 shall not be limited in any way by any limitation on subcontractor's insurance.

26.5 Each Party shall require its subcontractors to comply with all federal and state laws regarding insurance requirements and shall maintain standard and ordinary insurance coverages.

ARTICLE 27.  DISPUTE RESOLUTION

27.1 Any claim or dispute which either Party may have against the other arising out of or relating to this Agreement or the breach, termination or validity thereof (any such claim or dispute, a "Dispute") shall be submitted in writing to the other Party not later than the latter of sixty (60) days after the circumstances that gave rise to the claim or dispute have taken place or sixty (60) days of discovery of such circumstances. The submission of any Dispute shall be made to either the Local Distribution Company's Site Representative or the Transmission Provider's Site Representative, and shall include a concise statement of the question or issue in dispute, together with a statement listing the relevant facts and documentation that support the claim. In the event Transmission Provider's Site Representative and Local Distribution Company's Site Representative are unable in good faith to satisfactorily resolve their disagreement within thirty (30) days from the receipt of notice of the Dispute, either Party may by written notice to the other refer the Dispute to their respective senior management.

27.2 If any Dispute arising hereunder is not resolved within thirty (30) days after notice thereof to the other Party, the Parties shall follow the Dispute Resolution procedures in Exhibit 9 hereto.

ARTICLE 28.  MISCELLANEOUS PROVISIONS

28.1 This Agreement shall constitute the entire agreement between the Parties hereto relating to the subject matter hereof. In all other respects, special contracts or superseding rate schedules shall govern Transmission Provider's transmission service to Local Distribution Company.

28.3 No failure or delay on the part of Transmission Provider or Local Distribution Company in exercising any of its rights under this Agreement, no partial exercise by either Party of any of its rights under this Agreement, and no course of dealing between the Parties shall constitute a waiver of the rights of either Party under this Agreement. Any waiver shall be effective only by a written instrument signed by the Party granting such waiver, and such shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

28.4 Nothing in this Agreement, express or implied, is intended to confer on any other person except the Parties hereto any rights, interests, obligations or remedies hereunder.

28.5 In the event that any clause or provision of this Agreement or any part hereof shall be held to be invalid, void, or unenforceable by any court or Governmental Authority of competent jurisdiction, said holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the Parties shall endeavor in good faith to replace such invalid or unenforceable provisions with a valid and enforceable provision which achieves the purposes intended by the parties to the greatest extent permitted by law.

28.6 The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may be reasonably requested in order to effectuate the transactions contemplated hereby. The Parties agree to cooperate and assist each other in acquiring any regulatory approval necessary to effectuate this Agreement.

28.7 The Article and Section headings herein are inserted for convenience only and are not to be construed as part of the terms hereof or used in the interpretation of this Agreement.

28.8 In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation.

28.9 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

28.10 Each Party shall act as an independent contractor with respect to the provision of services hereunder.

28.11 Nothing in this Agreement addresses, or is intended to address, the interconnection service, and standards governing such service, provided by Transmission Provider to interconnect the generating facilities of the Local Distribution Company or to any generating facilities of any entity affiliated with the Local Distribution Company.

28.12   Affiliate Status of Parties. For purposes of this Agreement, neither
        ---------------------------
        Party shall be considered an affiliate of the other.

28.13   Mutual Agreement. Whenever the Parties are called upon to review,
        ----------------
        approve or mutually agree regarding any provision of this Agreement, such review, approval or mutual agreement shall not be unreasonably withheld or delayed.

        IN WITNESS WHEREOF, Transmission Provider and Local Distribution Company have caused this instrument to be executed by their duly authorized representatives as of the day and year first above written.

        [Local Distribution Company
        Name]


        By:
           -------------------------
        Name:
        Title:

       AMERICAN TRANSMISSION COMPANY LLC


        By:
           -------------------------
        Name:
        Title:

EXHIBIT 1.  IDENTIFICATION OF THE INTERCONNECTION POINTS AND EQUIPMENT

EXHIBIT 2.  CONTACT INFORMATION FOR
LOCAL DISTRIBUTION COMPANY'S SITE
REPRESENTATIVES AND TRANSMISSION
PROVIDER'S SITE REPRESENTATIVES

EXHIBIT 3.

[RESERVED.]

EXHIBIT 4 TECHNICAL SPECIFICATIONS AND OPERATING GUIDES

EXHIBIT 5

[Reserved.]

EXHIBIT 6  [Reserved.]

EXHIBIT 7  EASEMENTS

EXHIBIT 8 - METERING SPECIFICATIONS

PERFORMANCE CRITERIA:

        1. Meters shall meet or exceed the latest version of ANSI C12.16 (Standard for Solid State Electricity Meters) specifications for solid state metering.

        2. Current transformers used for metering shall meet or exceed an accuracy class of 0.3%. Secondary connected burdens shall not exceed rated burden of any current transformer. Current transformers shall comply with most current applicable ANSI Standards including C57.13 (IEEE Standard Requirements for Instrument Transformers) and C12.11 (Instrument Transformers for Revenue Metering 10KV BIL through 350 KV BIL). Local Distribution Company shall comply with manufacturer's accuracy and burden class information on the nameplate of each device.

        3. Voltage transformers used for metering shall meet or exceed an accuracy class of 0.3%. Secondary connected burdens shall not exceed rated burden of any voltage transformer. Voltage transformers shall comply with most current applicable ANSI Standards including C57.13 (IEEE Standard Requirements for Instrument Transformers), C12.11 (Instrument Transformers for Revenue Metering 10KV BIL through 350 KV BIL), and C93.1 (Power Line Coupling Carrier Capacitors and Coupling Capacitor Voltage Transformers (CCVT)). Local Distribution Company shall comply with manufacturers accuracy and burden class information on the nameplate of each device.

EXHIBIT 9 - Dispute Resolution Procedures